August 28, 2025

Scott Givans
1111 Civic Drive, 2nd Floor
Walnut Creek, CA 94596
RE:    Amended and Restated Change in Control Agreement
Dear Scott:
Mechanics Bank (“Mechanics”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Mechanics. In this regard, Mechanics recognizes that, as is the case with many private equity-held investments, the possibility of a Change in Control (as defined below) does exist and that such possibility, and the uncertainty and questions that a Change in Control may raise among management may result in the departure or distraction of management personnel to the detriment of Mechanics. In addition, difficulties in attracting and retaining new senior management personnel may be experienced. Accordingly, on the basis of the recommendation of the Compensation Committee (the “Compensation Committee”) of Mechanics Board of Directors (the “Board”), the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of Mechanics management, including you, to their assigned duties without distraction in the face of the potentially disruptive circumstances arising from the possibility of a Change in Control.
In order to encourage you to remain in the employ of the Company (as defined below), this letter agreement (this “Agreement”) sets forth those benefits that the Company shall provide to you in the event your employment with the Company terminates under certain circumstances prior to or following a Change in Control in accordance with and subject to the terms and conditions specified in this Agreement.
Section I. DEFINITIONS
(a)“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
(b)“Annual Base Salary” shall mean your annual base salary (as determined by the Compensation Committee in accordance with the Company’s customary procedures) as in effect as of the date of your Qualifying Termination or, if greater, as in effect as of the date of the Change in Control.
(c)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

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(d)“Cause” shall mean:
(i)an act of fraud, embezzlement or theft that causes harm to the Company;
(ii)The Company is required to remove or replace you by formal order or formal or informal instruction, including a requested consent order or agreement, from the Federal Reserve, The Federal Deposit Insurance Corporation, California Department of Financial Protection and Innovation or any other regulatory or administrative authority having jurisdiction;
(iii)intentional breach of fiduciary duty involving personal profit;
(iv)intentional wrongful disclosure of trade secrets or confidential information of the Company;
(v)intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;
(vi)a material violation of the Company’s written polices, standards or guidelines applicable to you; or
(vii)your intentional failure or intentional refusal to follow the reasonable lawful directives of the Board.
No termination for Cause shall be final unless the Company first provides you written notice of such termination and of the specific events or circumstances giving rise thereto, and if such events or circumstances are curable, a period of at least ten business days to cure such events or circumstances.
(e)“Change in Control” means (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than (x) the Sponsor or a Subsidiary of the Company immediately prior to such acquisition, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (z) any other person of which a majority of its voting power is beneficially owned, directly or indirectly by the Company immediately prior to such acquisition) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50%, indirectly or directly, of the voting securities in the Company, (ii) an amalgamation, a merger, consolidation, recapitalization or similar business combination transaction of the Company or one of its Subsidiaries with any other entity (other than the Sponsor), following which the voting securities of the Company that are outstanding immediately prior to such transaction cease to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the ultimate parent thereof), directly or indirectly, more than 50% of the voting securities of the Company or ultimate parent thereof or, if the Company is not the surviving entity, such surviving entity or the ultimate parent thereof, or (iii) a sale, transfer or other disposition of all or substantially all of the assets of the Company to any person or entity other than (x) the Sponsor or a Subsidiary of the Company immediately prior to such acquisition, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (z) any other person of which a majority of its voting power is beneficially owned, directly or indirectly by the Company immediately prior to such acquisition. If the transaction with HomeStreet, Inc. and the Company is consummated (the “HMST Transaction”), then the definition of the “Company” as used in this Section I.(e) shall mean Mechanics Bancorp (the successor to HomeStreet, Inc.).
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.

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(g)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.
(h)“Common Shares” means the common shares of the Company, par value $50.00 per share; provided, however, if the HMST Transaction is consummated, then “Common Shares” shall mean Class A common stock, no par value, of Mechanics Bancorp (the successor to HomeStreet, Inc.)
(i)“Company” shall mean Mechanics and any successor to its business and/or assets that executes and delivers the agreement provided for in Section VII paragraph (a) hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including, if the HMST Transaction is consummated, Mechanics Bancorp (the successor to HomeStreet, Inc.).
(j)“Confidential Information” shall mean information relating to the Company’s, its divisions and Subsidiaries and their respective successors’ business practices and business interests, including, but not limited to, customer and vendor lists, business forecasts, business and strategic plans, financial information, information relating to products, process, equipment, operations, marketing programs, research and product development, computer systems and software, personnel records and legal records.
(k)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)“General Release” shall mean the release attached hereto as Appendix A.
(m)“Good Reason” shall mean the occurrence of any of the following without your express written consent:
(i)a significant diminution of your positions, duties, responsibilities or status with the Company as in effect as of immediately prior to the Change in Control;
(ii)a material reduction in (A) your annual base salary as in effect as of immediately prior to the Change in Control, (B) your target annual bonus opportunity as in effect as of immediately prior to the Change in Control, or (C) your long-term incentive opportunity as in effect as of immediately prior to the Change in Control;
(iii)a relocation following the Change in Control of your principal place of business to a location that is outside a 50-mile radius from your principal place of business immediately prior to the Change in Control, it being understood that required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control shall not constitute such a relocation;
(iv)any material breach by the Company of any provision of this Agreement; or
(v)any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as described in Section VII paragraph (a);
provided that the Company and you agree that Good Reason shall not exist unless and until (i) you provide the Company with Notice of Good Reason within 90 days of your knowledge of the occurrence of the act(s) alleged to constitute Good Reason, (ii) the Company fails to cure such acts within 30 days of receipt of such notice and (iii) if the Company fails to cure such act(s)

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within such 30-day period, you exercise the right to terminate your employment for Good Reason within 60 days thereafter.
(n)“Notice of Good Reason” shall mean a written notice that shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment for Good Reason under the provision(s) so indicated.
(o)“Person” shall have the meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.
(p)“Qualifying Termination” shall mean (i) the termination of your employment during the two-year period immediately following a Change in Control either by the Company without Cause or by you for Good Reason or (ii) the termination of your employment by the Company during the six-month period immediately preceding a Change in Control (other than under circumstances that would have constituted Cause hereunder, determined without regard to the notice and cure requirements generally applicable to a termination for Cause hereunder). A Qualifying Termination described in clause (ii) of the immediately preceding sentence shall be deemed to occur upon the occurrence of the Change in Control for purposes of this Agreement.
(q)“Release Period” shall mean the later of (i) the 14th day following your Qualifying Termination and (ii) the expiration of any applicable consideration and revocation periods under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, but in any event no later than the 55th day following your Qualifying Termination.
(r)“Sponsor” means Ford Financial Fund II, L.P., Ford Financial Fund III, L.P. and their respective Affiliates.
(s)“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the United States Securities and Exchange Commission.
(t)“Target Annual Bonus” shall mean your target annual cash bonus for the year in which your Qualifying Termination occurs or, if greater, for the year in which a Change in Control occurs. For purposes of clarity, Target Annual Bonus shall expressly exclude long-term incentive awards or any other benefit with equity-like features, including if it contains a cash component.
Section II. TERM
The term of coverage hereunder (the “Term”) shall commence on August 28, 2025 (the “Effective Date”), and shall expire on the second anniversary of the Effective Date; provided that the Term shall (a) automatically renew for successive one-year periods on the second anniversary of the Effective Date, unless either party provides advance written notice to the other party no less than 120 days prior to the second or any subsequent anniversary of the Effective Date that the Term shall not be further renewed, in which case the Term shall expire on the last day of the then-current Term, and (b) expire immediately upon your resignation (with or without Good Reason), your death or the termination of your employment by the Company for any reason. Notwithstanding the foregoing, (x) no notice of non-renewal of the Term may be provided by the Company in anticipation of a specific potential Change in Control and (y) in the event a Change in Control occurs during the Term, then the Term shall automatically be extended to the extent necessary such that the Term shall continue until no earlier than the second anniversary of the date of the Change in Control. You acknowledge and agree that the Company’s provision of

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advance written notice as described in clause (a) of this paragraph and the resulting expiration of the Term shall not entitle you to any additional consideration.
Section III. QUALIFYING TERMINATION PAYMENT AND BENEFITS
Subject to Section VI (Certain Post-Termination Obligations), the Company shall provide to you the payments and benefits described in clauses (i) through (ii) below if (a) you experience a Qualifying Termination during the Term and (b) you execute and deliver to the Company a General Release and the General Release becomes effective and irrevocable prior to the expiration of the applicable Release Period.
(i)Severance Payment. A cash amount equal to 2.75 times the sum of (A) Annual Base Salary and (B) Target Annual Bonus, payable pursuant to Section IV hereof.
(ii)Continued Coverage Under Group Health Plans. Your then-existing coverage under the Company’s group health plans (and, if applicable, the then-existing group health plan coverage for your eligible dependents) shall end on the date of your Qualifying Termination. You and your eligible dependents may then be eligible to elect temporary coverage under the Company’s group health plans in accordance with COBRA. If you elect COBRA continuation coverage, then you and your eligible dependents shall continue to be covered under the Company’s group health plans, and the Company shall pay the premiums for such coverage, to the extent it is available, during the 18-month period immediately following the date of your Qualifying Termination. No provision of this Agreement shall affect the continuation coverage rules under COBRA or the length of time during which COBRA coverage shall be made available to you, and all of your other rights and obligations under COBRA shall be applied in the same manner that such rules would apply in the absence of this Agreement. Notwithstanding any of the foregoing, the Company, in its sole discretion, may amend or terminate any of its group health plans prior to or following your Qualifying Termination in accordance with the terms and provisions of its group health plans.
(iii)Other Benefits. You shall be entitled to receive any pension, disability, workers’ compensation, other Company benefit plan distributions, payment for vacation accrued but not taken, statutory employment termination benefit, or any other compensation plan payment otherwise independently due; however, except as otherwise provided in Section IV (including with respect to a Qualifying Termination occurring under the circumstances described in clause (ii) of such defined term), in the event you become entitled to receive severance payments and benefits under this Agreement, then you shall not be entitled to additional severance payments pursuant to any other existing severance policy or plan of the Company. For the avoidance of doubt, your long-term incentive awards shall be treated in accordance with the terms of the applicable plan and award agreement.
Section IV. PAYMENT TIMING; MITIGATION
The amounts described in Section III paragraph (i) shall be paid to you in a single lump-sum cash payment within the 60-day period following your Qualifying Termination, so long as your General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period. In addition, in the event your Qualifying Termination occurs under circumstances described in clause (ii) of such defined term, then any severance that you are entitled to receive under any other severance plan, agreement or arrangements in connection with such Qualifying Termination shall be paid in accordance with such plan, agreement, or arrangement, and the amount payable hereunder shall be reduced dollar-for-dollar by any amounts so paid. You shall not be required to mitigate the amount of any severance payments or benefits payable to you under this Agreement by seeking other

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employment or otherwise, nor shall the amount of any such severance payments or benefits be reduced by any compensation earned by you as the result of employment by another employer following the date of your Qualifying Termination, or otherwise.
Section V. SECTION 280G
(a)In the event that you become entitled to receive severance payments and benefits under this Agreement, or you become entitled to receive any other amounts in the “nature of compensation” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) pursuant to any other plan, arrangement or agreement with the Company, with any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or with any person affiliated with the Company or such person, in each case as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company Payments shall be reduced (such reduction, the “Cutback”) such that the Parachute Value (as defined below) of all Company Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). Notwithstanding the foregoing, the Company Payments shall be so reduced only if the Accounting Firm (as defined below) determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Company Payments if the Company Payments were so reduced. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Company Payments if the Company Payments were so reduced, you shall receive all Company Payments to which you are entitled. You shall be solely liable for any Excise Tax. To the extent the Cutback applies, the Company Payments shall be reduced in the following order: first, the reduction of cash payments not attributable to long-term incentive awards that vest on an accelerated basis; second, the cancelation of accelerated vesting of long-term incentive awards; third, the reduction of employee benefits; and fourth, any other “parachute payments” (as defined in Section 280G).
(b)To the extent requested by you, the Company shall cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including, without limitation, your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(c)The following terms shall have the following meanings for purposes of this Section V:
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1

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of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to you in the relevant tax year.
(iii)“Parachute Value” of a Company Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Company Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Company Payment.
(iv)“Safe Harbor Amount” shall mean one dollar less than three times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.
Section VI. CERTAIN POST-TERMINATION OBLIGATIONS
(a)In consideration of the foregoing and the Confidential Information provided to you, you agree that during your employment with the Company and its Subsidiaries and thereafter during the two-year period following your termination of employment for any reason (the “Restricted Period”) you shall not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly:
(i)solicit for employment (which shall include services as an employee, independent contractor or in any other like capacity) any person employed by the Company or its affiliated companies at any time during the six-month period preceding such solicitation;
(ii)solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship; or
(iii)in any other manner interfere in the business relationship the Company or any of its affiliated companies have with any customer or any third-party service provider or other vendor.
Notwithstanding the foregoing, this Section VI paragraph (a) shall not be violated solely as a result of your mere passive ownership of securities in any enterprise.
(b)Confidentiality. All Confidential Information that you acquire or have acquired in connection with or as a result of the performance of services for the Company or any of its affiliated companies, whether under this Agreement or prior to the Effective Date of this Agreement, shall be kept secret and confidential by you unless:
(i)the Company otherwise consents;
(ii)the Company breaches any material provision of this Agreement, in which case you shall be entitled to make limited disclosure of Confidential Information only to the extent necessary to seek legal relief for such breach;
(iii)you are legally required to disclose such Confidential Information by a court of competent jurisdiction;
(iv)you disclose such Confidential Information to a governmental agency in connection with the reporting of suspected or actual violations of any law; or

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(v)your disclosure of Confidential Information is protected under the whistleblower provisions of any other state or federal laws or regulations.
You understand that if you make a disclosure of Confidential Information that is covered under subparagraph (iv) or (v) above, you are not required to inform the Company, in advance or otherwise, that you have made such disclosure(s), and nothing in this Agreement shall prohibit you from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding. This covenant of confidentiality shall extend beyond the term of this Agreement and shall survive the termination of this Agreement for any reason and shall continue for so long as the information you have acquired remains Confidential Information.
(c)Non-disparagement. You agree that you will not at any time make any oral or written defamatory or disparaging remarks, comments or statements concerning the Company or any of its Subsidiaries or affiliates, or any of their respective directors, officers or employees; provided, however, that nothing herein shall prevent you from (i) making truthful remarks, comments or statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other proceeding or governmental investigation or (ii) providing any information that may be required by law.
(d)Cooperation; Class Action Waiver. If reasonably requested by the Company, you shall cooperate with the Company in connection with any investigations, arbitrations, litigation or similar matters that may arise out of your service to the Company. The Company shall make reasonable efforts to minimize disruption to your other activities and will reimburse you for reasonable expenses incurred in connection with such cooperation. You hereby waive any right or ability to be a class or collective action representative or to otherwise recover damages in any putative or certified class, collective, or multi-party action or proceeding against the Company or any of its affiliates.
(e)Injunctive Relief. In the event of a breach or threatened breach of this Section VI, you agree that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and that damages would be inadequate and insufficient. You shall not, and you hereby waive and release any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the restrictions contained in this Agreement, whether in court, arbitration or otherwise.
(f)Whistleblower Protection. Notwithstanding anything to the contrary herein, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Exchange Act). Specifically, nothing in this paragraph shall prohibit you from (A) filing and, as provided under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with any governmental agency that is responsible for enforcing a law, (B) making any oral or written remarks, comments or statements to the extent required by law or legal process or permitted by Section 21F of the Exchange Act or (C) cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding. You acknowledge that in executing this Agreement, you have knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under California law) rights to disclose, communicate, or publish disparaging information concerning or related to the Company or any of its Subsidiaries or affiliates, or any of their respective directors, officers or employees.

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Section VII. MISCELLANEOUS
(a)Assumption of Agreement.
(i)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in reasonable form and substance, expressly to assume and agree to provide severance payments and benefits pursuant to this Agreement in the same manner and to the same extent that the Company would be required to perform its obligations under this Agreement if no such succession had taken place.
(ii)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.
(b)Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(c)Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonably and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.
(d)Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer(s) as may be specifically designated by the Board or the Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.
(e)Termination of Other Agreements. Upon execution by both parties, this Agreement shall become a complete, entire and immediate substitute for any prior agreement you may have had with the Company addressing the benefits you would receive in the event of your termination from employment with the Company as a result of a Change in Control (but shall not, for the avoidance of doubt, supersede any Change in Control-related provision in a long-term incentive award agreement).
(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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(g)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(h)Section 409A.
(i)It is intended that the severance payments and benefits provided under Section III of this Agreement shall be exempt from, or comply with, the requirements of, Section 409A. The Agreement shall be construed, administered and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if you are a “specified employee”, as determined under the Company’s policy for identifying specified employees on the date of your Qualifying Termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following your separation from service, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of your separation from service (or, if you die during such six-month period, within 30 calendar days after your death).
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and you are no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
(iii)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (C) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(i)Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF CALIFORNIA.
(j)Headings. All headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.
(k)Tax Withholding. The Company is authorized to withhold any tax required to be withheld from the amounts payable to you pursuant to this Agreement that are considered taxable compensation to you.

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(l)Arbitration.
(i)The Company and you acknowledge and agree that any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement or any other dispute arising out of or relating to the employment of you by the Company, shall be settled by final and binding arbitration in the City of Walnut Creek, California, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.
(ii)All claims or controversies subject to arbitration shall be submitted to arbitration within six (6) months from the date the written notice of a request for arbitration is effective. All claims or controversies shall be resolved by an arbitrator who is licensed to practice law in the State of California and who is experienced in the arbitration of labor and employment disputes. This arbitrator shall be selected in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy is commenced. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrator shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are heard in arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceeding and each party shall bear its own attorney’s fees and costs, provided that if you substantially prevail in the arbitration, the Company shall reimburse your reasonable attorney’s fees and direct costs in connection therewith.
(iii)The Company and you acknowledge and agree that the arbitration provisions in Section VII paragraph (l)(i) and (l)(ii) may be specifically enforced by either party and submission to arbitration proceedings compelled by any court of competent jurisdiction. The Company and you further acknowledge and agree that the decision of the arbitrator may be specifically enforced by either party in any court of competent jurisdiction.
(iv)Notwithstanding the arbitration provisions set forth above, the Company and you acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the provisions set forth at Section VI of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to ARBITRATION pursuant to Section VII paragraph (l). The Company and you further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation benefits or unemployment compensation.
SIGNATURE PAGE FOLLOWS

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If this Agreement correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this Agreement which shall then constitute our agreement on this matter.

Sincerely, Mechanics Bank By: /s/ C.J. Johnson Name: C.J. Johnson Title: Chief Executive Officer

Accepted, agreed to this 28th day of August, 2025

By:    /s/ Scott Givans
Employee Name: Scott Givans

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Appendix A
GENERAL RELEASE
This General Release (this “Release”) is entered into on _____________, _____________ by _____________ and between _____________ (“Employee”) and _____________ and its officers, representatives, agents, principals, affiliates, parents, subsidiaries and employees (collectively, “Employer”).
WHEREAS, Employee is a party to an Amended and Restated Change in Control Agreement between Employee and Employer, dated ____________, ___ (the “CIC Agreement”), that provides certain rights to Employee following a Change in Control (as defined in the CIC Agreement) of Employer, including, without limitation, certain rights upon a material diminution in the scope of his or her responsibilities, duties and authority, in any case, as in effect immediately prior to a Change in Control, and within a period of two (2) years following consummation of such a change in control without Employee’s written consent;
WHEREAS, a Change in Control of Employer occurred on _____________; and
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and Employer agree as follows:
1.Release. Employee, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby finally, unconditionally, irrevocably and absolutely fully releases, remises, acquits and forever discharges Employer and all of its affiliates, and each of their respective officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, whether at law, equity, administrative, statutory or otherwise, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to the scope of Employee’s responsibilities, duties and authority or any material change in Employee’s title, position or reporting relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including, without limitation, all claims arising under or relating to employment, employment contracts, the CIC Agreement, stock options, stock option agreements, restricted stock, restricted stock agreements, restricted stock units, restricted stock unit agreements, equity interests, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including, without limitation, all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Employment Non-Discrimination Act (“ENDA”), the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of

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1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information and Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Older Worker Benefit Protection Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Employee Polygraph Protection Act, the Uniformed Services Employment and Re-Employment Act; the National Labor Relations Act; the Labor Management Relations Act; the Sarbanes-Oxley Act of 2002; the California Labor Code; or any other applicable foreign, federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation, disability, whistleblower protection or anti-retaliation claims under any such laws, claims for breach of contract, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under foreign, state, federal or common law, as well as any expenses, costs or attorneys’ fees. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state human rights commission in connection with any claim he believes he may have against Employer. However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Employee’s behalf. Notwithstanding anything in this Release to the contrary, nothing in this Release shall impair Employee’s rights under the whistleblower provisions of any applicable federal law or regulation, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice and the Securities and Exchange Commission, or, for the avoidance of doubt, limit Employee’s right to receive an award for information provided to any government authority under such law or regulation. Notwithstanding anything in this Release to the contrary, nothing in this Release shall waive any rights to vested employee benefits or impair Employee’s rights to enforce the CIC Agreement, nor shall this Release affect or waive Employee’s rights under any director and officer indemnification or insurance arrangements maintained by Employer.
2.Knowing and Voluntary Release. Employee understands it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly. Employee expressly waives the benefits provided by California Civil Code Section 1542, which provides:
“A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
3.ADEA Release. Employee acknowledges and understands that this is a full release of all existing claims whether currently known or unknown, including, but not limited to, claims for age discrimination under ADEA. By signing this Agreement, Employee acknowledges that Employee has been afforded at least 21 calendar days to consider the meaning and effect of this Agreement or has voluntarily waived this 21-day period. Employee acknowledges that Employee has been advised to consult with an attorney prior to signing this Agreement. Employee may revoke this Agreement for a period of seven calendar days following the day Employee signs the Agreement. Any revocation must be personally delivered or mailed to Employer’s General Counsel and postmarked within seven calendar days after Employee signs the Agreement. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original consideration period set forth above.

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4.No Prior Representations or Inducements. Employee represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release. Any amendment to this Release must be signed by all parties to this Release.
5.Binding Release. Employee agrees that this Release shall be binding on him and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns.
6.Choice of Law. THIS RELEASE SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED, AND GOVERNED UNDER THE LAWS OF THE STATE OF CALIFORNIA. EMPLOYER AND EMPLOYEE AGREE THAT THE LANGUAGE IN THIS RELEASE SHALL, IN ALL CASES, BE CONSTRUED AS A WHOLE, ACCORDING TO ITS FAIR MEANING, AND NOT STRICTLY FOR, OR AGAINST, ANY OF THE PARTIES. VENUE OF ANY LITIGATION ARISING FROM THIS RELEASE SHALL BE IN A COURT OF COMPETENT JURISDICTION IN STATE OR FEDERAL COURT LOCATED IN WALNUT CREEK, CALIFORNIA. EMPLOYEE AGREES THAT HE SHALL BE SUBJECT TO THE PERSONAL JURISDICTION OF THE DISTRICT COURTS Of CONTRA COSTA COUNTY, THE STATE OF CALIFORNIA AND THE UNITED STATES DISTRICT COURTS, NORTHERN DISTRICT OF CALIFORNIA.
7.Severability. Employer and Employee agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.
8.Entire Agreement and Counterparts. This Release constitutes the entire agreement between the parties concerning the subject matter hereof. Employer and Employee agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
9.Effectiveness. This Release shall be effective as of the 8th day following execution of this Agreement, if not previously revoked.
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

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IN WITNESS WHEREOF, Employer and Employee hereto evidence their agreement by their signatures.

EMPLOYER: By: Name: Title:
EMPLOYEE: Name of Employee:

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